Exhibit 21.1

The following list sets forth each of our consolidated subsidiaries, the state or country under whose laws the subsidiary is organized, and the percentage of voting securities or membership interests owned by us in such subsidiary:

Grakon TL Holding, Inc. (Delaware) – 100%

SLRC ADI Corp. (Delaware) – 100%

Solar Capital Luxembourg I S.a.r.l. (Grand Duchy of Luxembourg) – 100%

The subsidiaries listed above are consolidated for financial reporting purposes. We may also be deemed to control certain portfolio companies.